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                   [Letterhead of Carter, Ledyard & Milburn]

                                                                     Exhibit 3.2

                               February 17, 2000

The Chase Manhattan Bank,
  as Trustee of
Nuveen Unit Trusts, Series 81
Nuveen-NASDAQ 100 Index Portfolio, February 2000
Nuveen-Dow Jones Global Titans Index(SM), February 2000
4 New York Plaza, 3rd Floor
New York, New York 10004

Attention: Mr. Steven B. Wolinsky
           Senior Vice President

     Re:  Nuveen Unit Trusts, Series 81
          Nuveen-NASDAQ 100 Index Portfolio, February 2000
          Nuveen-Dow Jones Global Titans Index(SM),
          February 2000
          ----------------------------------------------------

Dear Sirs:

     We are acting as counsel for The Chase Manhattan Bank ("Chase") in connection with the execution and delivery of a Standard Terms and Conditions of Trust for Nuveen Unit Trusts Series 4 and certain subsequent Series dated May 29, 1997 and a related Trust Indenture and Agreement dated today's date (such Standard Terms and Conditions of Trust and related Trust Indenture and Agreement are collectively referred to as the "Indenture"), each between John Nuveen & Co. Incorporated, as Depositor (the "Depositor"), and Chase, as Trustee (the "Trustee"), establishing the Nuveen Unit Trusts, Series 81, Nuveen-NASDAQ 100 Index Portfolio, February, 2000 and Nuveen-Dow Jones Global Titans Index(SM), February 2000 (each a "Trust Fund"), and the confirmation by Chase, as Trustee under the Indenture, that it has caused to be credited to the Depositor's account at The Depository Trust Company a number of units constituting the entire interest in the Trust Fund (such aggregate units being herein called "Units") each of which represents an undivided interest in such Trust Fund, which consists of common stocks (including confirmations of contracts for the purchase of certain stock not yet delivered and cash, cash equivalents or an irrevocable letter of credit in the amount required for such purchase upon the receipt of such stock), such stocks being defined in the Indenture as Securities and referenced in the schedules to the Indenture.
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     We have examined the Indenture, the Closing Memorandum executed and delivered today by the Depositor and the Trustee (the "Closing Memorandum"), the form of certificate for the Units included in the Indenture and a specimen of the certificates to be issued thereunder (the "Certificates") and such other documents as we have deemed necessary in order to render this opinion. Based on the foregoing, we are of the opinion that:

          1. Chase is a duly organized and existing corporation having the powers of a trust company under the laws of the State of New York.

          2. The Indenture has been duly executed and delivered by Chase and, assuming due execution and delivery by the Depositor, constitutes the valid and legally binding obligation of Chase.

          3. The Certificates are in proper form for execution and delivery by Chase, as Trustee.

          4. Chase, as Trustee, has registered on the registration books of the Trust Fund the ownership of the Units by The Depository Trust Company, where it has caused the Units to be credited to the account of the Depositor. Upon receipt of confirmation of the effectiveness of the registration statement for the sale of the Units filed with the Securities and Exchange Commission under the Securities Act of 1933, the Trustee may cause the Units to be transferred on the registration books of the Trust Fund to such other names, and in such denominations, as the Depositor may order, and may deliver Certificates evidencing such ownership as provided in the Closing Memorandum.

          5. Chase, as Trustee, may lawfully advance amounts to the Trust Fund and may be reimbursed, without interest, for any such advances from funds in the income and capital accounts, as provided in the Indenture.

     In rendering the foregoing opinion, we have not considered, among other things, whether the Securities have been duly authorized and delivered.

                              Very truly yours,


                              /s/ CARTER, LEDYARD & MILBURN
                              -----------------------------
                              CARTER, LEDYARD & MILBURN